Exhibit 99.1

News Release

Beazer Homes USA, Inc. Adopts Section 382 Stockholder Rights Plan to Preserve Use of Net Operating Losses

ATLANTA, Nov. 15, 2010 (BUSINESS WIRE) --

Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced today that its Board of Directors adopted a Section 382 stockholder rights plan (the “Rights Plan”) designed to protect stockholder value by preserving the value of certain of the Company’s deferred tax assets primarily associated with net operating loss carryforwards under Section 382 of the Internal Revenue Code.

As previously disclosed by the Company, the Company determined that an “ownership change” under Section 382 occurred in December 2007 and again in January 2010, and, as a result, the Company’s ability to utilize certain of its net operating loss carryforwards and other tax benefits was limited. The Company’s ability to use its net operating losses and other tax benefits would be further substantially limited by Section 382 if the Company experiences another “ownership change”. Ownership changes under Section 382 generally relate to the cumulative change in ownership among shareholders with more than a 5% ownership interest (as determined under Section 382’s rules) over a three year period. The Rights Plan was adopted to reduce the likelihood of an unintended “ownership change” occurring as a result of ordinary buying and selling of the Company’s common shares.  Similar plans have been adopted by a number of homebuilding companies over the past several years.

The Company believes the Rights Plan serves the interests of all stockholders by attempting to protect the Company’s ability to use its deferred tax assets to offset tax liabilities in the future.  The Rights Plan was not adopted as an anti-takeover measure and once the deferred tax assets have been substantially realized, the Board of Directors intends to terminate the Rights Plan.

Under the Rights Plan, one right will be distributed for each share of common stock of the Company outstanding as of the close of business on November 22, 2010. Under the Rights Plan, if any person or group acquires 4.95% or more of the outstanding shares of common stock of the Company (as determined under Section 382’s rules) without the approval of the Board of Directors, there would be a triggering event causing significant dilution in the ownership interest of such person or group. However, existing stockholders who currently own 4.95% or more of the outstanding shares of common stock (as determined under Section 382’s rules) will trigger a dilutive event only if they acquire additional shares. The Rights Plan may be terminated by the Board at any time, prior to the Rights being triggered.  As of September 30, 2010, based on filings required by the Securities Exchange Commission, the Company does not believe that there are any holders of 5% or more of its common stock (as determined under Section 382’s rules).

The Company intends to seek shareholder approval of the Rights Plan at its next annual meeting.  Failure to obtain shareholder approval will result in termination of the Rights Plan.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the final outcome of various lawsuits, as well as the results of any government proceedings and fulfillment of the obligations in our Deferred Prosecution Agreement and other settlement agreements and consent orders with governmental authorities; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates, availability of mortgage financing and inflation; (iv) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth; (viii) potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (ix) increased competition or delays in reacting to changing consumer preference in home design; (x) shortages of or increased prices for labor, land or raw materials used in housing production; (xi) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xii) the performance of our joint ventures and our joint venture partners; (xiii) the impact of construction defect and home warranty claims, including those related to possible installation of drywall imported from China; (xiv) the cost and availability of insurance and surety bonds; (xv) delays in land development or home construction resulting from adverse weather conditions; (xvi) potential delays or increased costs in obtaining necessary governmental permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xvii) potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corporation; (xviii) estimates related to the potential recoverability of our deferred tax assets and our ability to realize such assets if we experience an “ownership change” as defined under Section 382 of the Internal Revenue Code; (xix) completion of financing transactions and/or debt repurchases; (xx) effects of changes in accounting policies, standards, guidelines or principles; or (xxi) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

SOURCE: Beazer Homes USA, Inc.

Beazer Homes USA, Inc.
Jeffrey S. Hoza, 770-829-3700
Vice President, Treasurer
jhoza@beazer.com